EXHIBIT 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SELECTED
FINANCIAL DATA
To the Board of Directors and the Shareholders of
The Goldman Sachs Group, Inc.:
     We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of The Goldman Sachs Group, Inc. and subsidiaries (the Company) at November 25, 2005 and November 26, 2004, and for each of the three fiscal years in the period ended November 25, 2005, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting as of November 25, 2005, and in our report dated February 3, 2006, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s consolidated statements of financial condition at November 28, 2003, November 29, 2002 and November 30, 2001, and the related consolidated statements of earnings, changes in shareholders’ equity, cash flows and comprehensive income for the years ended November 29, 2002 and November 30, 2001 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected financial data for each of the five years in the period ended November 25, 2005, appearing on page 152 in Part II, Item 8 of this Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.
/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
February 3, 2006